     Investor Presentation  December 2020                                                                                                                                                                                                                                                                                                                                                                        Investor Presentation  January 2021  Driving Value to Dermatology Partners  Matching Patients with Clinics    Exhibit 99.3

 Safe Harbor Statement  This presentation includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors.   All statements other than statements of historical fact are statements that are deemed to be forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations, any statements regarding revenue growth, ability to develop social media marketing campaigns, product development, product extensions, product integration or product marketing, the Company’s ability to develop a business for home-based treatment of skin diseases, any statements regarding continued compliance with government regulations, changing legislation, insurance or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing; any risks and uncertainties related to successfully integrating the products and employees of the Company, as well as the ability to ensure continued regulatory compliance, performance and/or market growth and any impact from the length and severity of the COVID-19 pandemic.  These risks, uncertainties and other factors, and the general risks associated with the businesses of the Company described in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to, implied or expressed in the forward-looking statements.  The Company cautions readers not to rely on these forward-looking statements.  All forward-looking statements are based on information currently available to the Company and are qualified in their entirety by this cautionary statement.  The Company anticipates that subsequent events and developments will cause its views to change.  The information contained in this presentation speaks as of the date hereof and the Company has and undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.   2

STRATA
SKIN SCIENCES

A Win-Win-Win Company

- For patients: safest, most effective treatment, no side effects
- For clinics: stable increased revenue base
- For payers: the least expensive treatment available

Large Market Opportunity

- 31 Million lives in the U.S.: $6 Billion annual revenue[1]
- Excimer Treatment modality use growing > 25% per year[2]
- Reimbursement: 3 unique CPT codes

Unique and Proven Business Model

- Providing "business in a box" for dermatology practices
- Growing Install base: low hanging fruit
- Driving domestic + OUS recurring revenue model

3

     Large Unmet Need in Common and Chronic Dermatologic Conditions  4  ATOPIC DERMATITIS     PSORIASIS    VITILIGO    PSORIASIS: Autoimmune disease that causes the skin to regenerate faster than normal rates characterized by red, itchy scaly patches (65% Mild; 25% Moderate; 10% Severe)~8 Million patients in the U.S.3 VITILIGO: Autoimmune condition due to a loss of melanocytes characterized by patches of skin losing its pigment~5 Million patients in the U.S.4 ATOPIC DERMATITIS: Inflammatory condition characterized by red and itchy skin that flares-up periodically~18 Million patients in the U.S.5

   Treatment Options Addressing Chronic Dermatologic Conditions6  5      XTRAC  NB-UVB*  Topical Steroids  Non-biologic Systemics   Biologics   Approximate Costs ($)  Cost competitive  1K-3K  3K-9K  1K -7K  1K  32K-68K  Clinical Impact  Better clinical outcomes (PASI%75)   92%  71%  75%  48%  50-70%  Speed of Onset (in weeks)  Very fast rate of response  5  10  3  14  12  Days of Actual Care  Least days of actual care  18  80  294  52  12-65  Remission  Remission without maintenance  2.5 months  Continued withmaintenance  Continued withmaintenance  Continued withmaintenance  Continued withmaintenance  Adverse Events  Least significant side effects  MildTemp  MildTemp  Mild-ModTemp-Lasting  Mild-SevereTemp-Lasting  Mild-SevereTemp-Lasting    *Narrow band UVB Light Therapy  Source: "Therapies for Psoriasis: Clinical and Economic Comparisons" in the November 2020 issue of the Journal of Drugs in Dermatology.

 XTRAC: A True Partnership – A Complete Business Solution  6  Clinical Support  Reimbursement Support  Call Center Support  Field Service Support  Consumables and Parts  Laser Upgrades  Co-pay Support  DTC Marketing

     Excimer Laser Technology for Dermatology Indications  7  #1 Targeted Therapy Prescribed by Dermatologists     FDA approved + established CPT codes150+ Peer-reviewed clinical studies2000+ device installed based, WW20+ million treatments performed WWExclusive license for treating Vitiligo  Best-in-class Excimer TREATMENT

 Re-established unique and proven strategic model to expand + drive sustainable growth   8          Leveraging a strong foundation to support fundamental growth initiatives  Executing on direct-to-consumer strategy + recurring revenue model to drive growth     Expanding installed base with comebacks and new PE-backed derm clinic groups  Targeting accretive acquisitions to grow platform portfolio  8

      9  After 4 tx  After 2 tx  Baseline   Clinical Protocol – 6.2 treatments to PASI 75  Beam of UVB light applied to the affected area  PASI - A 75% reduction in the Psoriasis Area and Severity Index (PASI) score (PASI 75) is the current benchmark of primary endpoints for most clinical trials of psoriasis  XTRAC: The treatment for Psoriasis  Promotes immunosuppression   UVB light induces apoptosis of the keratinocytes and T cells in the dermis  Induces alterations in cytokine profile  XTRAC: Psoriasis

      XTRAC: Vitiligo  10  Beam of UVB light applied to the affected area  XTRAC: The solution for Vitiligo  Results in re-pigmentation  UVB light reduces the immune system’s attack on the melanocytes  Simple, safe, effective + long-lastingExcimer laser  Baseline   After 18 tx  After 29 tx  Exclusive license for treatment of Vitiligo using Excimer laser

Domestic XTRAC Revenue Funnel


DTC ADVERTISING
IN-HOUSE CALL CENTER
INSURANCE ADVOCACY
VERIFY APPOINTMENT
Prescription of Treatment
VERIFY XTRAC
TREATMENT
REOCCURRENCE
INTEREST CREATION
ASSIGNING A DOCTOR
PARTNER PATIENT
APPOINTMENT
TREATMENT
WIN-WIN-WIN
DOCTOR + PATIENT + PAYER

1. **DTC** expands **Patient Leads**
2. **Patient Leads** turn into **Appointments** and create a halo effect in clinics
3. **Appointments** drive **revenue**
   - ✓ XTRAC partners and partner clinics
   - ✓ STRATA

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   Growing Installed Base Leading to Recurring Revenue Model  12  01/01/18    +92  -99  -7 net  Systems   01/01/19  12/31/18  12/31/19    +160  -76   +84 net  Systems   12/31/20  01/01/20    +106  -76  +30 net  Systems     Average Revenue/System  $7,055  $7,523  $5,216    Expand Installed Base +Remove Underperforming Systems  Utilization  Recurring Revenue    (Proj.)     +140 net(Proj.)  Systems   12/31/21  01/01/21

 21% New Patient Growth in 2019; 86% Covered by Insurance1  196% of Psoriasis and 76% of Vitiligo patients had XTRAC as a covered insurance benefit 2New Patients captured in STRATA reimbursement system  13  21% 

     Domestic Install Base Growth Drivers     832  1,962  251*    XTRAC Partners  Group Clinics  As of 12/31/20  As of 12/31/19    1,962 clinics owned by 49 roll-up groups251 (13%) of which are XTRAC partnersSigned strategic expansion agreements with major groups  Expansion into group clinic roll ups  300-400 clinics own Excimer lasers Conversion to XTRAC partnership leads to immediate revenue15 Comebacks in 2018 (4 in 2017)19 Comebacks in 201923 Comebacks in 2020  Comebacks  14  * Combination of new XTRAC placements and Clinic acquisitions  820  1,673  221*  746  1,200   86*  As of 12/31/18  XTRAC Growth in Groups

   Domestic Market: Installed Base – Sales and Service Engine  Overview832 Partner XTRAC Clinics160+ Sold XTRAC5 Regions26 Sales Territories15 Field Service TechsIn-House Call Center to Qualify LeadsOnly One Competitor in U.S.  15  Territories color coded

International Market: Installed Base



Strategic Growth Targets

- Major Markets: China, Japan, Saudi Arabia, S. Korea
- Insurance covered in most markets
- Usage/device higher than domestic market
- 1,300 OUS devices sold and in service
- Placement recurring revenue model agreement: Executed for South Korea (July 2019)
- Placement recurring revenue model agreement: Executed for Japan (October 2020)
- 28 International partner XTRAC clinics (up from 10 in 2019)

STRATA SKIN SCIENCES

16

 Partner Academic Institutions  17

Sample Studies from 150+ Clinical Studies

Multicenter Psoriasis Study[7]

124 patients were enrolled and 80 completed the protocol. 72% achieved at least **75% clearing in an average of 6.2 treatments**. 84% of patients reached improvement of 75% or better after 10 or fewer treatments. 50% of patients reached improvement of 90% or better after 10 or fewer treatments. Common side effects included erythema, blisters, hyperpigmentation, and erosions, but were well tolerated.

Vitiligo Study[8]

Out of 221 vitiligo patches treated, 50.6% showed 75% pigmentation or more, 25.5% achieved 100% pigmentation of their patches, and 64.3% showed 50% pigmentation or more. Lesions on the face responded better than lesions elsewhere. **Conclusion:** The 308-nm xenon chloride excimer laser is an effective and safe modality for the treatment of vitiligo, with good results achieved in a relatively short duration of time.

Scalp Study[9]

All patients improved. 17/35 (49%) of **patients cleared>95%** (mean: 21 treatments; range: 6-52) and 16/35 (45%) cleared 50-95%. **Conclusion** - The excimer laser is a successful approach to treatment of psoriasis of the scalp, being a simple treatment that can be performed in a short period of time and which has a high rate of effectiveness.

Pediatric Study[10]

4 children with a mean age of 11.0 years and 12 adults with a mean age of 48.8 years completed the protocol. Both the children and the adult groups yielded a significant decrease in psoriatic severity scores of their respective target lesions. The **children's group had a greater reduction (91.3% reduction)** as compared to the adult treatment group (61.6% reduction).

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   Home by XTRAC Solution: At-home Treatment Option for Patients  19          In-house Call Center  Access to Providers  Reimbursement Team  At-home, insurance-reimbursed treatment option for patients with Vitiligo, Psoriasis + Atopic Dermatitis who do not qualify for in-office treatments  Use in-house services to fulfill + support a comprehensive patient journey  Leverage existing DTC advertisingExpand with existing leadsMinimal cost to launchExpected to contribute to revenue and profitability in 2021

 Providing Comprehensive Services on Patient Journey   20    1  2  3  4  5   2019 - 40,000+ XTRAC DTC leads identified suitable for in-home treatment  6  Identify patients with needs  Refer patients to medical providers for telehealth visits  Obtain a prescription for Home by XTRAC solution when appropriate  Confirm DME insurance benefits  Deliver Home by XTRAC, provide training  Collect payment from insurance payers

Financial Metrics

	2018	Q1 '19	Q2 '19	Q3 '19	Q4 '19	2019	Q1 '20	Q2 '20	Q3 '20	Q4 '20
Dermatology recurring revenue	$21,053	$5,312	$5,839	$5,991	$6,571	$23,713	$5,701	$2,796	$3,835	~$5,100
Dermatology equipment revenue	$8,802	$2,171	$1,886	$1,489	$2,327	$7,873	$1,029	$1,234	$1,778	~$1,600
Total revenue	$29,855	$7,483	$7,725	$7,480	$8,898	$31,586	$6,730	$4,030	$5,613	~$6,700
Domestic partner installed base	746	754	764	784	820	820	822	789	813	832
International installed base	-	-	-	2	10	12	16	17	24	28
Average recurring revenue/device*	$7,055	$7,045	$7,643	$7,622	$7,916	$7,571	$6,803	$3,469	$4,582	~$5,900
Dermatology recurring revenue margin	65.00%	66.20%	70.30%	67.20%	76.50%	70.30%	68.40%	51.20%	64.30%	**
Total Company margin	57.30%	61.60%	63.60%	61.80%	73.80%	64.20%	65.40%	48.70%	57.50%	**
(in thousands except for average recurring revenue/device and installed base)										

Unaudited quarterly results

* Total recurring revenue over total installed base
** Company estimates not provided

* See press release dated November 10, 2020 for definitions of non-GAAP measures

Double-digit revenue growth achieved through:

- Renewed focus on initiatives to drive WW recurring revenue
- 2018 to 2019 Double-digit recurring revenue growth
- Migrated international capital equipment customers to recurring model
- Eliminated unprofitable U.S. capital equipment revenue
- Growing margins and generating cash flow from operations

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21

Recent Highlights

Q4 2020

- **Preliminary, unaudited total revenue expected $6.6M to $6.8M, compared to $5.6M in third quarter 2020**
- **Gross domestic recurring billings***
  - Q2 2020: 30% Q/Q
  - Q3 2020: 70% Q/Q
  - Q4 2020: ~ 78% Q/Q
- **Global recurring installed base 860 XTRAC devices**
  - Domestic recurring installed base: 832 (up 19 from Q3 2020)
  - International recurring installed base: 28 (up 4 from Q3 2020)
- **Cash management – lower cost structure**
  - Managing costs, inventory and vendors
  - Cash balance $18.0 million
- **Cigna now insuring vitiligo treatments – 20M patients in the U.S.**
- **Peer reviewed economic study published in *Journal of Drugs and Dermatology:*** XTRAC most effective, safest and most economical treatment for psoriasis

* Gross domestic billings: Unaudited and preliminary – see quarterly press releases for reconciliation of non-GAAP measurements

STRATA SKIN SCIENCES
22

 STRATA Key Investment Takeaways  23        Differentiated Therapy providing a Win-Win-Win for Patients + Clinics + Payers  Addressing a Large Unmet Need + Growing Market  Proven Business Model to Expand + Achieve Sustainable Growth

     Investor Presentation  December 2020                                                                                                                                                                                                                                                                                                                                                                        Thank You

     Investor Presentation  December 2020                                                                                                                                                                                                                                                                                                                                                                        Appendix

Footnotes

1. **Company estimates**
2. **Historical phototherapy utilization.** Trend in phototherapy utilization among *Medicare* beneficiaries by billing code across all providers, 2000 to 2015. *HCPCS, Healthcare Common Procedure Coding System*; *PUVA, psoralen* plus ultraviolet A; *UVB*, ultraviolet B.
3. **National Eczema Association**
4. **The Vitiligo Foundation**
5. **National Psoriasis Foundation**
6. **"Therapies for Psoriasis: Clinical and Economic Comparisons"** in the November 2020 issue of the *Journal of Drugs in Dermatology*
7. **Multicenter Psoriasis Study** - *Feldman SR, Mellen BG, Housman TS, Fitzpatrick RE, Geronemus RG, Friedman PM, Vasily DB, Morison WL. Efficacy of the 308-nm excimer laser for treatment of psoriasis: Results of a multicenter study. J Am Acad of Dermatol; vol. 46, no. 6, June 2002, pp. 900-906*
8. **Vitiligo Study** - *Suhail Hadi, Patricia Tinio, Khalid Al-Ghaithi, Haitham Al-Qari, Mohammad Al-Helalat, Mark Lebwohl, and James Spencer. Photomedicine and Laser Surgery. Treatment of Vitiligo Using the 308-nm Excimer Laser. Jun 2006.ahead of printhttp://doi.org/10.1089/pho.2006.24.354*
9. **Scalp Study** - *Morison WL, Atkinson DF and Werthman L. Effective treatment of scalp psoriasis using the excimer (308nm) laser. Photodermatol Photoimmunol Photomed 2006; 22: 181-183*
10. **Pediatric Study** - *Pahlajani N, Katz BJ, Lonzano AM, Murphy F and Gottlieb A. Comparison of the Efficacy and Safety of the 308nm Excimer laser for the Treatment of Localized Psoriasis in Adults and in Children: A Pilot Study. Pediatric Dermatology Vol. 22 No. 2, March/April 2005, pp. 161-165*

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26

 (As of November 10, 2020)  * Does not include 150K warrants that have a weighted average exercise price of $5.60 as of September 30, 2020 of which 130K expired December 2020* Does not include 4.9M options that have a weighted average exercise price of $1.90 as of September 30, 2020  Cap Table - Shares and Share Equivalents  27      Common stock outstanding*  33.8M

 Additional Creative    28  https://youtu.be/LbmTKkN0Aq4

 29  Historical phototherapy utilization. Trend in phototherapy utilization among Medicare beneficiaries by billing code across all providers, 2000 to 2015. HCPCS, Healthcare Common Procedure Coding System; PUVA, psoralen plus ultraviolet A; UVB, ultraviolet B.  30%  30% Annual Growth in Excimer Laser Utilization in the U.S.

 Source: Findings From the National Psoriasis Foundation Surveys, 2003-2011 (n=5604)  Source: Real-world health outcomes study sponsored by Eli Lilly (n=2200)        Phototherapy has Highest Patient Perceived Treatment Effectiveness  30

 Leads, Appointments, RDX Charts    2015  2016  2017  2018  2019  2020  Leads  36,473  21,296  7,269  22,213  47,911  21,387  Appointments  10,032  6,524  2,563  3,856  5,924  2,609  RDX Charts   26,237  23,481  18,747  18,107  21,989  14,440  31

 Total Calls in Call Center  32

XTRAC Adds (Delegated) Recurring Revenue Driver for its Partners

CPT CODE	Description	2019 National Average Medicare Payment Rate
96920	Laser treatment for inflammatory skin diseases, (psoriasis); total area less than 250 sq cm	$167.22
96921	Laser treatment for inflammatory skin diseases, (psoriasis); total area between 250 – 500 sq cm	$183.44
96922	Laser treatment for inflammatory skin diseases, (psoriasis); total area greater than 500 sq cm	$249.03

Number of Treatments / Weeks	20	30
# of Weeks / Year	48	48
Total # of Treatments / Year	960	1,440
Average Revenue Per Treatment	$186	$186
Physician Gross Revenue (Annual)	$178,485	$267,728

Treatment	Patient Type	Reimbursement Details	Annual Revenue per Patient	Can be delegated**
XTRAC	Mild / moderate / severe	CPT Code 96920-96922 ($168-$251) average $186; 16 tx/course (2/yr) and Office Visit -$70 (2/Yr)	$6,092	✔
Phototherapy*	Moderate / severe	Office visit - $70 (2/yr)	$140	X
Biologics	Moderate / severe	Office visit - $70 (6/yr)	$420	X
Systemics	Moderate / severe	Office visit - $70 (3/yr)	$210	X
Topicals	Mild / moderate	Office visit - $70 (3/yr)	$210	X

*Phototherapy Center Revenue – CPT Code 96910 $40 per tx; 30 tx/course (2/yr) - $2,400

**Subject to state legislation

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How XTRAC Works for Offices: $250 Revenue in Less than 7 Minutes  Established CPT Codes 2019 National Medicare Average Rate 96920 - $167.2296921 - $183.4496922 - $249.03  34

 Continuous Technology Investment and Business Growth  35  510 (K) FDA Approval          AL-7000                      Ultra  Velocity 400  Velocity 700  Velocity 7 Series   S3  2000  2005  2008  2010  2014  2018  CPT code Approval  DTC platform creation  510 (K) FDA Approval (MMD)*  Full Insurance Reimbursement  2012  *MMD tip is a diagnostic accessory for XTRAC used in optimal therapeutic dose (OTD) protocol that helps patients achieve Optimal Clinical Outcomes leading to increased Patient Retention

 Source: National Psoriasis Foundation  XTRAC a Preferred Treatment for 90% of Psoriasis Patients (<10% BSA)    36